Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Prairie Operating Co., LLC,

Creek Road Miners, Inc.

and

Creek Road Merger Sub, LLC

_____________

October 24, 2022

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

Exhibits:

Exhibit A	-	Knowledge Persons
Exhibit B	-	Form of Operating Agreement of Surviving Entity
Exhibit C	-	Form of Lock-Up Agreement
Exhibit D	-	Form of Requisite Purchaser Consent
Exhibit E	-	Form of Purchaser Charter Amendment
Exhibit F	-	Form of Purchaser Amended and Restated Charter
Exhibit G	-	Form of Stockholders Agreement
Exhibit H	-	Restructuring Transactions

Schedules:

Schedule 1.1(a)	-	O&G Asset Acquisition Agreement
Schedule 2.7(b)	-	Initial Officers of Surviving Entity
Schedule 2.8(b)(i)	-	Initial Directors of Combined Company
Schedule 2.8(b)(ii)	-	Initial Officers of Combined Company
Schedule 7.1(f)	-	Consents and Governmental Authorizations
Schedule 7.1(g)	-	Lock-Up Agreements

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made as of October 24, 2022, by and among (i) Creek Road Miners, Inc., a Delaware corporation (the “Purchaser”), (ii) Creek Road Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct or indirect subsidiary of the Purchaser (the “Merger Sub”), and (iii) Prairie Operating Co., LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Gary Hanna and Edward Kovalik (the “Members” and each individually, a “Member”) collectively own all of the issued and outstanding Membership Interests (as defined below) of the Company;

WHEREAS, the Purchaser Board (as defined below), the sole member of the Merger Sub and the Members, on behalf of the Company, have deemed it advisable and in the best interests of their respective companies and shareholders or members, as applicable, that the Purchaser, the Merger Sub and the Company consummate the business combination and other transactions contemplated by this Agreement;

WHEREAS, the Purchaser Board, the sole member of the Merger Sub and the Members, on behalf of the Company, have authorized and approved the Merger (as defined below) of the Company with and into the Merger Sub, with the Company surviving, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, certain holders of (a) the Purchaser’s outstanding shares of Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred”), Series B convertible preferred stock, par value $0.0001 per share (the “Series B Preferred”), and Series C convertible preferred stock, par value $0.0001 per share (the “Series C Preferred”), and (b) the Purchaser’s 12% senior secured convertible debentures (the “Convertible Debentures”) have each entered into support agreements pursuant to which each such holder has agreed to support the effectuation of the restructuring transactions set forth on Exhibit H hereto (collectively, the “Restructuring Transactions”);

WHEREAS, in order to induce the Company to enter into this Agreement, it is anticipated that following the execution and delivery of this Agreement, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding capital stock of the Purchaser (after giving effect to the voting power set forth in the Organizational Documents of the Purchaser) will execute and deliver a written consent in substantially the form attached hereto as Exhibit D, approving the (a) the Purchaser Charter Amendment (as defined below) and (b) the Purchaser Stock Issuance (as defined below), in each case, pursuant to applicable Law (as defined below), including the DGCL (as defined below) and the Organizational Documents (as defined below) of the Purchaser (the “Requisite Purchaser Consent”); and

WHEREAS, in connection with the transactions contemplated herein, the Purchaser has entered into negotiations with certain investors (the “PIPE Investors”) to enter into Subscription Agreements (as defined below) following the execution and delivery of this Agreement and prior to the Closing (as defined below), pursuant to which the PIPE Investors, upon the terms and subject to the conditions to be set forth in such Subscription Agreements, may purchase shares of Purchaser Common Stock and warrants to acquire shares of Purchaser Common Stock in a private placement in an aggregate amount not less than $30,000,000 (collectively, the “PIPE Financing”), with such purchases to be consummated prior to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that when referring to the Purchaser or any entity controlled by the Purchaser, such term shall not include any entities other than the Purchaser and any entities controlled by the Purchaser. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse, and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, with respect to a party, all agreements, certificates and other instruments to be delivered by such party at Closing pursuant to this Agreement.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c).

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the State of New York are closed either under applicable Law or action of any Governmental Authority.

“Certificate of Merger” shall have the meaning set forth in Section 2.4.

“Closing” shall have the meaning set forth in Section 2.3.

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“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means the Purchaser following the consummation of the Merger.

“Company” shall have the meaning set forth in the Preamble.

“Company Disclosure Schedule” shall have the meaning set forth in Article 4.

“Company Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Company Permits” shall have the meaning set forth in Section 4.8(b).

“Confidential Information” shall have the meaning set forth in Section 6.6.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contamination” means the presence of, or Release on, under, from, or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business consistent with past practice and in compliance with Environmental Laws.

“Contract” means any legally binding contract, agreement, arrangement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Convertible Debentures” shall have the meaning set forth in the Recitals.

“Copyrights” means all copyrights, rights in copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Delaware Secretary” shall have the meaning set forth in Section 2.4.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 2.4.

“Employment Agreements” means, collectively, (a) that certain Employment Agreement, effective as of the Effective Time, by and between Gary Hanna and the Company, (b) that certain Employment Agreement, effective as of the Effective Time, by and between Edward Kovalik and the Company, (c) that certain Employment Agreement, effective as of the Effective Time, by and between Craig Owen and the Company, (d) that certain Employment Agreement, effective as of the Effective Time, by and between Bryan Freeman and the Company, and (e) that certain Employment Agreement, effective as of the Effective Time, by and between Jeremy Ham and the Company.

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“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any applicable law, statute, rule (including rules of common law), regulation, ordinance, Judgment, or other legally enforceable requirement of any Governmental Authority relating to the: (a) prevention of pollution; (b) protection of the environment (including ambient air, surface water, ground water, soil, and subsurface strata), natural sources, or human health or safety (to the extent such health or safety relate to exposure to Hazardous Substances); (c) presence or Release of Hazardous Substances; or (d) generation, manufacture, processing, use, distribution, treatment, storage, transport, disposal or arrangement for transport or disposal of, or exposure to, Hazardous Substances.

“Environmental Permit” means any Governmental Authorization required under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.1(c).

“Exok Securities” shall have the meaning set forth in Section 6.17.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

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“Hazardous Substance” means any substance, whether by its nature or its use, that is regulated under or as to which liability might arise pursuant to any Environmental Law including any: (a) chemical, product, material, substance or waste listed or classified as “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) any petroleum substance, product or by-product; or (c) asbestos-containing material, per- and polyfluoroalkyl substances, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials, or radon.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities (but in each case only to the extent drawn or called), and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iv) to grant an Encumbrance on property owned or acquired by such Person primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Information Statement” shall have the meaning set forth in Section 6.13(a).

“Intellectual Property” means collectively, all intellectual property, industrial property and other similar proprietary rights in any jurisdiction throughout the world under any law or international treaty, whether registered or unregistered, including such rights in and to: (a) Trademarks, internet domain names, other indicia of source and the goodwill associated therewith, (b) Patents and rights in inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and rights in confidential information, including rights to limit the use or disclosure thereof by any Person, (d) all rights in works of authorship (whether copyrightable or not), Copyrights, and rights in databases (or other collections of information, data works, or other materials), (e) rights in software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) rights in designs and industrial designs, (g) rights of publicity and other rights to use the names and likeness of individuals, and (h) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

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“In-the-Money Warrants” means the warrants to purchase shares of Purchaser Common Stock and Series B Preferred for which the exercise price per share of Purchaser Common Stock or Series B Preferred, as applicable, subject to such warrants is less than or equal to $5.00 (after giving effect to the Reverse Stock Split).

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, supplementary protection certificates, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Authority.

“Judgment” means any order, injunction, settlement, judgment, decree, ruling, stipulation, assessment, decision, direction, writ or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” or any similar phrase means the collective actual knowledge, after reasonable inquiry, of the Persons listed on (a) Exhibit A-1 with respect to the Company and (b) Exhibit A-2 with respect to the Purchaser.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Purchaser IP” means the Intellectual Property owned by a third Person that the Purchaser or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Material Adverse Effect” means, with respect to the Company, the Purchaser, the Merger Sub, the Surviving Entity or the Combined Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, (i) prevents, materially delays or materially impairs such Person’s ability to perform its obligations under this Agreement or the Ancillary Agreements or the timely consummation of the transactions contemplated hereby or thereby, or (ii) has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such party and its Subsidiaries operates, (D) the announcement or the existence of, compliance with, pendency of or performance under, this Agreement or the transactions contemplated hereby or the identity of the parties to this Agreement or any of their Affiliates (including the impact thereof on the relationships, contractual or otherwise, of a party or any of its Subsidiaries with officers and employees, financing sources, customers, suppliers, vendors, service providers or other partners) (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (G), (F) weather conditions or other acts of God, or (G) any action required to be taken by a party or any of its Subsidiaries at the written request of the other party hereto; except, with respect to subclause (A), (B), (C) or (F) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

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“Member” or “Members” shall have the meaning set forth in the Recitals.

“Membership Interests” shall have the meaning set forth in Section 4.4(a).

“Merger” shall have the meaning set forth in Section 2.2(a).

“Merger Consideration” means the greater of (i) 2,000,000 shares of Purchaser Common Stock and (ii) the product of (a) the number of issued and outstanding shares of Purchaser Common Stock immediately following the consummation of the Restructuring Transactions multiplied by (b) 33.33%.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Consent” means the written consent of the sole member of Merger Sub approving and declaring advisable this Agreement and the transactions contemplated herein (including the Merger).

“Noncompensatory Options” means the noncompensatory options to purchase Membership Interests.

“Non-Recourse Party” shall have the meaning set forth in Section 10.17.

“O&G Asset Acquisition” means the acquisition of certain oil and gas assets by the Company pursuant to the Purchase and Sale Agreement, dated as of the date hereof, between the Company and Exok, Inc., an Oklahoma corporation (“Exok”), a copy of which is attached hereto as Schedule 1.1(a) (such agreement, the “O&G Asset Acquisition Agreement”).

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“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement, joint venture agreement or similar formation or governing documents and instruments.

“Out-of-the-Money Options” means the options to purchase shares of Purchaser Common Stock for which the exercise price per share of Purchaser Common Stock subject to such options is greater than $5.00 (after giving effect to the Reverse Stock Split).

“Out-of-the-Money Warrants” means the warrants to purchase shares of Purchaser Common Stock and Series B Preferred for which the exercise price per share of Purchaser Common Stock or Series B Preferred, as applicable, subject to such warrants is greater than $5.00 (after giving effect to the Reverse Stock Split).

“Owned Purchaser IP” means the Intellectual Property that is owned or purportedly owned by the Purchaser or any of its Subsidiaries.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, including all divisions, continuations, and continuations-in-part thereof, filed with the United States Patent and Trademark Office and any other Governmental Authority.

“Patents” means Issued Patents and Patent Applications.

“Permitted Encumbrances” means (a) liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the business of the Company or the Purchaser, as the case may be, or the present or proposed use of the affected property or asset, (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the financial statements of the Company or the Purchaser, as the case may be, and (c) Encumbrances that are immaterial in character, amount and extent and which do not materially detract from the value of, or materially interfere with the present or proposed use of, the properties or assets they affect.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Personal Information” means information that: (a) identifies or can be used to identify an individual (including names, signatures, addresses, telephone numbers, email addresses, geolocation information and other unique identifiers); or (b) is considered “personal data,” “personal information,” “personally identifiable information” or the equivalent under applicable Privacy/Data Security Laws.

“PIPE Transaction” means the entry by the Purchaser into subscription agreements (the “Subscription Agreements”) with the PIPE Investors for the offer and sale of shares of Purchaser Common Stock and warrants in a private placement for aggregate proceeds of no less than $30,000,000 and the subsequent contribution by the Purchaser of not less than $30,000,000 of the proceeds from such PIPE Financing to the Surviving Entity to fund the O&G Asset Acquisition on such terms and conditions approved by the Purchaser Board and by the Members.

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“Premium Cap” shall have the meaning set forth in Section 6.10(b).

“Privacy/Data Security Laws” means all laws, policies, codes, regulations, and the like governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, or transfer of Personal Information, including the following, to the extent applicable: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security laws, state data breach notification laws, any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any action, arbitration, litigation or suit (whether civil, criminal, administrative, judicial or investigative, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Board” means the Board of Directors of the Purchaser.

“Purchaser Charter Amendment” means that certain amendment or amendment and restatement of the certificate of incorporation of the Purchaser, in substantially the form attached hereto as Exhibit E, to effect (a) an increase in the number of authorized shares of Purchaser Common Stock to 150,000,000 to enable the Purchaser (i) to make the Purchaser Stock Issuance, (ii) issue shares of Purchaser Common Stock in connection with the PIPE Financing and (iii) issue the Exok Securities, in each case, pursuant to this Agreement, (b) a name change of the Purchaser to “Prairie Operating Co.” and (c) the Reverse Stock Split.

“Purchaser Common Stock” the shares of common stock, par value $0.0001, of the Purchaser.

“Purchaser Contract” means any Contract: (a) to which the Purchaser or any of its Subsidiaries is a party; (b) by which the Purchaser or any of its Subsidiaries or any asset of the Purchaser or any of its Subsidiaries is or may become bound or under which the Purchaser or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Purchaser or any of its Subsidiaries has or may acquire any right or interest.

“Purchaser Converted Option” shall have the meaning set forth in Section 3.3.

“Purchaser Digital Assets” shall have meaning set forth in Section 5.23.

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“Purchaser Disclosure Schedule” shall have the meaning set forth in Article 5.

“Purchaser Equity” shall have the meaning set forth in Section 5.4(a).

“Purchaser Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Purchaser or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Purchaser or any of its Subsidiaries.

“Purchaser Financial Statements” shall have meaning set forth in Section 5.19(a).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Purchaser Insurance Policies” shall have the meaning set forth in Section 5.7.

“Purchaser IP” means all Intellectual Property owned, used, held for use, or exploited by the Purchaser or any of its Subsidiaries, including all Owned Purchaser IP and Licensed Purchaser IP.

“Purchaser IT Assets” means information technology devices, computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment owned, licensed or leased by the Purchaser or any of its Subsidiaries.

“Purchaser Leased Real Property” shall have the meaning set forth in Section 5.13(a).

“Purchaser Material Contract” shall have the meaning set forth in Section 5.6(a).

“Purchaser Miners” shall have meaning set forth in Section 5.22.

“Purchaser Permits” shall have the meaning set forth in Section 5.10(b).

“Purchaser Plan” shall have the meaning set forth in Section 5.12(a).

“Purchaser SEC Reports” shall have meaning set forth in Section 5.17(a).

“Purchaser Software” shall have meaning set forth in Section 5.14(h).

“Purchaser Stock Issuance” means the issuance of shares of Purchaser Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement.

“Purchaser Wallets” shall have meaning set forth in Section 5.21.

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Authority.

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“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Authority.

“Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, migrating, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants and other advisors, agents and representatives.

“Requisite Purchaser Consent” shall have the meaning set forth in the Recitals.

“Requisite Purchaser Consent Deadline” shall have the meaning set forth in Section 6.9.

“Resale Registration Statement” shall have the meaning set forth in Section 6.12.

“Restructuring Transactions” shall have the meaning set forth in the Recitals.

“Reverse Stock Split” shall have the meaning set forth in Exhibit H.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations of the SEC thereunder), as amended.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the Securities Act of 1933, as amended.

“Selected Courts” shall have the meaning set forth in Section 10.12.

“Series A Preferred” shall have the meaning set forth in the Recitals.

“Series B Preferred” shall have the meaning set forth in the Recitals.

“Series C Preferred” shall have the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Surviving Entity” shall have the meaning set forth in Section 2.2(a).

“Takeover Statutes” means any potentially applicable takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law or any similar provisions of the Organizational Documents of the Company, the Purchaser or Merger Sub, as applicable

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“Tax” means (a) any country, state, local, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, escheat, unclaimed property, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security, housing fund contributions, social security contributions, retirement savings fund contributions or other tax or contributions of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any item described in provision (a) of this definition or any related contest or dispute, and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 8.1(c).

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Laws.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols and (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols.

“Willful Breach” means, with respect to any party, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

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Section 1.2 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The term “or” will not be deemed to be exclusive. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. References to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with its terms thereof and hereof. Any reference herein to “days” shall mean calendar days unless Business Days are expressly specified and, when evaluating a period of time before which, within which or following which any act is to be done or taken pursuant to this Agreement, the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the United States dollar.

Article 2

THE MERGER

Section 2.1 Restructuring Transactions. Prior to the consummation of the PIPE Financing, the Purchaser shall cause the Restructuring Transactions to be effected as substantially set forth on Exhibit H; provided, however, that prior to giving effect to any Restructuring Transaction, the Purchaser and Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) as to (a) with respect to the Reverse Stock Split, the number by which the issued and outstanding shares of Purchaser Common Stock shall be reduced and (b) with respect to each Restructuring Transaction pursuant to which a Person shall have any security, instrument or right converted into shares of Purchaser Common Stock, the number of shares of Purchaser Common Stock into which such security, instrument or right shall be converted.

Section 2.2 Merger Transactions. On the terms and subject to the conditions set forth in this Agreement or in the applicable Ancillary Agreement:

(a) (i) as of the Effective Time, the Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate limited liability company existence of Merger Sub shall thereupon cease (the “Merger”), and (ii) immediately thereafter, the Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time, shall be a wholly owned Subsidiary of the Purchaser, including in its capacity as the sole member of the Surviving Entity following the Effective Time, and the separate limited liability company existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL; and

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(b) immediately following the transactions contemplated in the foregoing Section 2.2(a), the closing of the O&G Asset Acquisition shall be consummated in accordance with the terms of the O&G Asset Acquisition Agreement.

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted under applicable Law) of all of the conditions set forth in Article 7 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or permitted waiver thereof), unless another date, time or place is agreed to in writing by the Purchaser and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 2.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Purchasers and the Company shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Delaware Secretary in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as the Purchaser and the Company shall agree and specify in the Certificate of Merger (such time hereinafter referred to as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Entity, and all Liabilities and duties of the Company and the Merger Sub will become Liabilities and duties of the Surviving Entity.

Section 2.6 Organizational Documents. At the Effective Time, (a) the Certificate of Formation of the Company, as in effect immediately prior to the Effective Time, shall become the Certificate of Formation of the Surviving Entity and (b) the Operating Agreement of the Surviving Entity shall be amended and restated in its entirety to be in the form of Exhibit B, in each case until thereafter amended in accordance with their respective terms and with applicable Law. At the Closing, the Purchaser shall cause the Second Amended and Restated Certificate of Incorporation of the Purchaser, in the form attached hereto Exhibit F, to be filed with the Delaware Secretary.

Section 2.7 Sole Member and Officers of the Surviving Entity. At the Effective Time, subject to applicable Laws, (a) Purchaser shall be the sole member of the Surviving Entity and (b) the Persons identified on Schedule 2.7(b) shall be the initial officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of formation and the operating agreement of the Surviving Entity.

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Section 2.8 Directors and Officers of the Combined Company.

(a) Prior to the Effective Time, the Purchaser shall take all actions necessary or appropriate to cause the resignation of all (i) members of the Purchaser Board and (ii) officers of the Purchaser, in each case, other than Paul Kessler, to become effective as of the Effective Time (pursuant to written resignation letters, copies of which shall be provided to the Company).

(b) At the Effective Time, subject to applicable Laws, (i) the Persons identified on Schedule 2.8(b)(i) shall be the initial directors of the Combined Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the Persons identified on Schedule 2.8(b)(ii) shall be the initial officers of the Combined Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Combined Company.

Section 2.9 Employment Agreements. At the Effective Time, the Employment Agreements shall, automatically and without further action by any Person, become effective.

Article 3

EFFECT OF MERGER; EXCHANGE PROCEDURES

Section 3.1 Treatment of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the Merger Sub or the holders of any securities of the Purchaser, the Company or the Merger Sub:

(a) Membership Interests. The Membership Interests issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and will cease to exist, and such Membership Interests will be converted into the right to receive the applicable Member’s pro rata share of the Merger Consideration, which shall be equal to fifty percent (50%) for each such Member.

(b) Merger Sub Interests. Each issued and outstanding membership interest of the Merger Sub will be converted into the sole membership interest of the Surviving Entity.

(c) Purchaser to Make Merger Consideration Available. At or prior to the Effective Time, the Purchaser shall hold, for exchange in accordance with this Article 3 for the benefit of the Members, evidence in book-entry form, representing shares of Purchaser Common Stock to be issued pursuant to Section 3.1 (referred to herein as “Book-Entry Shares”) (such Book-Entry Shares, together with any dividends or distributions with respect to shares of Purchaser Common Stock payable in accordance with Section 3.2(b), being hereinafter referred to as the “Exchange Fund”).

Section 3.2 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, the Purchaser shall provide to each Member a letter of transmittal and instructions for use in receiving Book-Entry Shares representing the number of whole shares of Purchaser Common Stock which such Member’s Membership Interests shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.2(b). Upon delivery to the Purchaser of such properly completed letter of transmittal, duly executed, such Member shall be entitled to receive, as applicable, (i) Book-Entry Shares representing that number of whole shares of Purchaser Common Stock to which such Member shall have become entitled pursuant to the provisions of Article 2 and (ii) any dividends or distributions which such Member has the right to receive pursuant to Section 3.2(b).

(b) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to any Member until such Member shall have complied with the provisions of this Article 3. After the compliance by a Member in accordance with this Article 3, such Member shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock that such Member’s Membership Interests have been converted into the right to receive.

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(c) If any Book-Entry Shares representing shares of Purchaser Common Stock are to be issued in a name other than the applicable Member’s, it shall be a condition of the issuance thereof that the Member requesting such exchange shall pay to the Purchaser in advance any transfer or other similar Taxes required by reason of the issuance of Book-Entry Shares representing shares of Purchaser Common Stock in any name other than that of such Member, or required for any other reason, or shall establish to the reasonable satisfaction of the Purchaser that such Tax has been paid or is not payable.

(d) Any portion of the Exchange Fund that remains unclaimed by the Members for twelve (12) months after the Effective Time shall be paid to the Combined Company. Any former holders of Membership Interests who have not theretofore complied with this Article 3 shall thereafter look only to the Combined Company for payment of the shares of Purchaser Common Stock or any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former Membership Interest such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of the Company, the Purchaser, the Merger Sub, the Surviving Entity, the Combined Company or any other Person shall be liable to any former holder of Membership Interests for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 3.3 Noncompensatory Options. By virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Members, each Noncompensatory Option that is outstanding and unexercised as of immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire Membership Interests and shall be assumed by the Purchaser and converted into a noncompensatory option (a “Purchaser Converted Option”) to acquire shares of Purchaser Common Stock. Each Purchaser Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Noncompensatory Option immediately prior to the Effective Time (including with respect to vested status, expiration date, and exercise provisions), except that (a) the Purchaser Converted Options, in the aggregate, shall be exercisable for 8,000,000 shares of Purchaser Common Stock (divided proportionally between each Purchaser Converted Option) and (b) the per share exercise price for each share of Purchaser Common Stock issuable upon exercise of the Purchaser Converted Option shall be equal to $0.25.

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Section 3.4 No Dissenters’ Rights. In accordance with the DGCL, no dissenters’ or appraisal rights shall be available with respect to the Merger or other transactions contemplated by this Agreement.

Section 3.5 Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Merger shall be treated by the Purchaser, the Members and the Company as a contribution by the Members of their Membership Interests to the Purchaser in exchange for shares of Purchaser Common Stock that qualifies for treatment under Section 351 of the Code, taking into account the Purchaser Common Stock issued in connection with the PIPE Transaction and the O&G Asset Acquisition.

Section 3.6 Withholding. The Purchaser, its Affiliates, the Company and any other applicable withholding agent shall be entitled to deduct and withhold any amounts otherwise payable pursuant to this Agreement to the extent required by applicable Law (including any such amounts payable to the Members), provided, that, if the Members provide IRS Forms W-9 to Purchaser at least five (5) days prior to the Closing Date, Purchaser shall use commercially reasonable efforts to provide at least three (3) Business Days’ written notice to the Members if Purchaser intends to deduct or withhold any amounts under this Section 3.6, and Purchaser, the Company and the Members shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction and withholding was made. Such amounts shall be remitted promptly by Purchaser to the applicable Governmental Authority, and Purchaser shall promptly submit to the Members valid evidence of any deduction or withholding.

Section 3.7 Purchaser Converted Options. At or prior to the Effective Time, the Purchaser shall reserve for future issuance a number of shares of Purchaser Common Stock at least equal to the number of shares of Purchaser Common Stock that will be subject to Purchaser Converted Options pursuant to this Agreement.

Section 3.8 Out-of-the-Money Options and Warrants. Prior to the Closing, the Purchaser shall use commercially reasonable efforts to cause each Out-of-the-Money Warrant and Out-of-the-Money Option to be canceled and retired and cease to exist without the payment of any consideration to the holder thereof.

Section 3.9 Fractional Shares. No fractional shares of Purchaser Common Stock will be issued in connection with any of the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that when giving effect to the transactions contemplated by this Agreement, including as set forth in Section 2.1 and Section 3.1, such fractional shares of Purchaser Common Stock to be issued shall be rounded up to the nearest whole share of Purchaser Common Stock.

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Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and Merger Sub that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Company to the Purchaser and Merger Sub concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Company Disclosure Schedule”):

Section 4.1 Organization and Good Standing. The Company and each of its Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties, rights and assets, to conduct its business as presently conducted and to perform all their respective obligations under Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has delivered to the Purchaser accurate and complete copies of the Company’s and each of its Subsidiaries’ Organizational Documents.

Section 4.2 Authority and Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations under this Agreement and each such Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby (including the Merger) and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no other proceeding or other action on the part of the Company is necessary to authorize this Agreement or any Ancillary Agreement to which the Company is a party, or to consummate the transactions contemplated by this Agreement (including the Merger) or any such Ancillary Agreement. Without limiting the foregoing, the members of the Company, by unanimous written consent, have duly adopted resolutions approving this Agreement, the Merger and the other transactions contemplated by this Agreement, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company. The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement to which the Company is a party will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

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Section 4.3 Non-Contravention; Governmental Consents.

(a) The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company; (ii) assuming that all of the Consents contemplated by clauses (i) through (iv) of Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its properties, rights or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; (iv) assuming compliance with the matters referred to in Section 4.3(b), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company; or (v) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii), (iv) and (v), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Encumbrances that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) No Consent of any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary; (ii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (iii) the Consents set forth on Section 4.3(b) of the Company Disclosure Schedule; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.4 Capitalization and Ownership.

(a) The authorized membership interests of the Company consists solely of the membership interests therein owned by the Members (the “Membership Interests”), all of which are issued and outstanding. Section 4.4(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all holders of Membership Interests, indicating the percentage of Membership Interests held by each.

(b) The Company does not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person.

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(c) Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional membership interests or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such membership interests or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no Contracts to which the Company, the Members or any Affiliate of the Company or the Members is a party or by which the Company or the Members or any Affiliate of the Company or the Members is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any membership interests or other equity interests of the Company.

(d) All of the issued and outstanding Membership Interests are duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the issued and outstanding Membership Interests have been issued in compliance with all applicable Laws.

(e) All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable.

(f) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any membership interests, or other equity securities of the Company. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.5 No Other Rights to Acquire Membership Interests. Except as disclosed in Section 4.5 of the Company Disclosure Schedule, other than the rights of the Members to receive such Member’s pro rata share of the Merger Consideration in accordance with this Agreement (and, after Closing, the Members’ indirect ownership rights in the Surviving Entity through their ownership of the Purchaser Common Stock), no Person (except for Merger Sub and its member) has or will have any right, title or interest in or to the ownership of the Company, the Surviving Entity or any securities of the Company or the Surviving Entity as a result of any action taken by the Company, the Members or their Affiliates.

Section 4.6 Legal Proceedings. Except for such matters as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (a) Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) Judgment of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company is a defendant in any material Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There is no Judgment or legal or arbitration award of, or promulgated or issued by, any Governmental Authority in effect to which the Company or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted.

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Section 4.7 Brokers and Finders. Except as disclosed in Section 4.7 of the Company Disclosure Schedule, neither the Company, any Member nor any Person acting on behalf of the Company or any Member has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 4.8 Compliance with Laws.

(a) The Company is and has been since its formation in compliance with all Laws or Judgments applicable to the Company or by which the Company or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Governmental Authority has issued any notice, notification or other communication stating or alleging that the Company (i) is not in compliance with any Law or Judgment or (ii) is obligated to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, except where such non-compliance or remedial action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries hold all of the permits, certificates, licenses, variances, exemptions, orders and other Governmental Authorizations that are necessary to operate the business of the Company and its Subsidiaries in accordance with applicable Laws (collectively, the “Company Permits”), (ii) the Company and its Subsidiaries are, and at all times have been, in compliance with all Company Permits and (iii) each Company Permit is valid and in full force and effect.

Section 4.9 Taxes.

(a) For all Tax Returns with respect to which the statute of limitations has not expired, the Company has (i) prepared and timely filed all Tax Returns that it has been required to file under applicable Law in connection with the determination, assessment, or collection of any Tax concerning or attributable to such member or its respective operations, and such Tax Returns are true and correct in all material respects and (ii) timely paid all Taxes it is required to pay (whether or not shown on a Tax Return). The Company has not incurred any material Liability for Taxes other than in the ordinary course of business.

(b) The Company has (i) timely paid, withheld, deducted or collected all Taxes required to be paid, withheld, deducted or collected under any applicable Law of any country, and (ii) timely paid over and reported any such Taxes to the appropriate Governmental Authority and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) The Company is and has been since its formation properly classified as a partnership for U.S. federal and applicable state and local income tax purposes.

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(d) There is no Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, and no written request for such a waiver is outstanding. No Governmental Authority has assessed, or proposed in writing to assess, any additional Taxes for any period for which Tax Returns have been filed. No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Authority.

Section 4.10 Business Activity. Other than the O&G Asset Acquisition Agreement, the Company has (a) no material assets, rights or properties, (b) no material Liabilities and (c) no Indebtedness.

Section 4.11 Ownership of Purchaser Equity. The Company does not beneficially own any shares of Purchaser Equity as of the date hereof.

Section 4.12 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or its business or (ii) except for the representations and warranties made by the Company in this Article 4, any oral or written information presented to the Purchaser, Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither the Purchaser, Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 5. The Company expressly disclaims any obligation or duty by the Purchaser or Merger Sub to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated herein).

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Article 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each of the Purchaser and Merger Sub, jointly and severally, represents and warrants to the Company that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 5 are true and correct, except (a) as set forth on the disclosure schedule delivered by the Purchaser to the Company concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”) or (b) as disclosed in any Purchaser SEC Reports filed by the Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature other than historical facts included therein):

Section 5.1 Organization and Good Standing. The Purchaser and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties, rights and assets, to conduct its business as presently conducted and to perform all their respective obligations under Contracts to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective assets are bound. The Purchaser and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser. The Purchaser has delivered to the Company accurate and complete copies of the Purchaser’s and each of its Subsidiaries’ Organizational Documents.

Section 5.2 Authority and Enforceability. Each of the Purchaser and the Merger Sub has all requisite corporate, limited liability company or such other applicable power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations under this Agreement and each such Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby (including the Merger) and thereby. Except for the Requisite Purchaser Consent, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser and the Merger Sub, respectively, is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and the Merger Sub. The Requisite Purchaser Consent, if delivered, will be the only vote or approval of the holders of any class or series of equity securities of Purchaser necessary to adopt and approve this Agreement and the Merger. The Merger Sub Consent, which has been executed and delivered and shall become effective immediately following the execution of this Agreement, is the only vote or approval of the holders of any class or series of equity securities of the Merger Sub necessary to adopt or approve this Agreement and the Merger. Each of the Purchaser and the Merger Sub has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each of the Purchaser and the Merger Sub will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser and the Merger Sub, respectively, is a party will constitute, the legal, valid and binding obligation of the Purchaser and the Merger Sub, as applicable, enforceable against the Purchaser and the Merger Sub, as applicable, in accordance with its terms.

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Section 5.3 Non-Contravention; Governmental Consents.

(a) The execution, delivery, and performance of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Purchaser or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 5.3(b) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Purchaser Consent, conflict with or violate any Law applicable to the Purchaser or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Purchaser’s or Merger Sub’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Purchaser or Merger Sub is a party or otherwise bound as of the date hereof; (iv) assuming compliance with the matters referred to in Section 5.3(b), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Purchaser or any of its Subsidiaries; or (v) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties, rights or assets of the Purchaser or Merger Sub, except, in the case of each of clauses (ii), (iii), (iv) and (v), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Encumbrances that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

(b) No Consent of any Governmental Authority is required to be obtained or made by the Purchaser or Merger Sub in connection with the execution, delivery, and performance by the Purchaser and Merger Sub of this Agreement or the consummation by the Purchaser and Merger Sub of the Merger, the Purchaser Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary; (ii) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Purchaser Stock Issuance, and the other transactions contemplated by this Agreement (including the Information Statement); (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country (iv) the Consents set forth on Section 5.3(b) of the Purchaser Disclosure Schedule; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

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Section 5.4 Capitalization and Ownership.

(a) As of the date hereof, the authorized capital stock of the Purchaser consists solely of (i) 100,000,000 shares of Purchaser Common Stock, of which 12,297,117 shares of Purchaser Common Stock are issued and outstanding, (ii) 500,000 shares of Series A Preferred, par value $0.0001, of which 251,136 shares of such Series A Preferred are issued and outstanding, (iii) 20,000 shares of Series B Preferred, par value $0.0001, of which 1,452 shares of such Series B Preferred are issued and outstanding and (iv) 15,000 shares of Series C Preferred, par value $0.0001, of which 7,630 shares of such Series C Preferred are issued and outstanding (collectively, the “Purchaser Equity”). As of the date hereof, the Purchaser has Convertible Debentures outstanding with an aggregate principal amount of $4,993,700, pursuant to which the principal and interest thereof are convertible into shares of Purchaser Common Stock at a current conversion price of $0.175 per share. The Purchaser has reserved a number of shares of Purchaser Common Stock in an amount sufficient to satisfy the exercises of the Purchaser Converted Options into which the Noncompensatory Options shall convert pursuant to Section 3.3.

(b) Except as set forth on Section 5.4(b) of the Purchaser Disclosure Schedule, the Purchaser does not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person.

(c) Except for the Convertible Debentures or as set forth on Section 5.4(c) of the Purchaser Disclosure Schedule and the Exok Securities, (i) there are no equity securities of any class of the Purchaser, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of Purchaser Equity or other equity interests of the Purchaser or any security or rights convertible into or exchangeable or exercisable for any such membership interests or other equity interests, or obligating the Purchaser to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Purchaser. There are no Contracts to which the Purchaser, Merger Sub, or any Affiliate of the Purchaser or Merger Sub is a party or by which the Purchaser or Merger Sub or any Affiliate of the Purchaser or Merger Sub is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of Purchaser Equity or other equity interests of the Purchaser.

(d) All of the issued and outstanding shares of Purchaser Equity are duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the issued and outstanding shares of Purchaser Equity have been issued in compliance with all applicable Laws.

(e) All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Purchaser are owned by the Purchaser, or a direct or indirect wholly owned Subsidiary of the Purchaser, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable.

(f) There are no obligations, contingent or otherwise, of the Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of Purchaser Equity or membership interests (as applicable), or other equity securities of the Purchaser or Merger Sub. Neither the Purchaser nor Merger Sub is subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

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Section 5.5 Legal Proceedings. Except for such matters as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and except as set forth on Section 5.5 of the Purchaser Disclosure Schedule, there is no (a) Proceeding (but excluding the Purchaser’s and its Subsidiaries’ Proceedings under Environmental Law, the representations and warranties to which are addressed solely in Section 5.15) pending, or, to the Knowledge of Purchaser, threatened against the Purchaser or any of its Subsidiaries, (b) Judgment of any Governmental Authority or arbitrator outstanding against the Purchaser or any of its Subsidiaries or (c) to the Knowledge of Purchaser, contingent claims against the Purchaser or any of its Subsidiaries. To the Knowledge of Purchaser, except as set forth on Section 5.5 of the Purchaser Disclosure Schedule, as of the date of this Agreement, no officer or director of the Purchaser is a defendant in any material Proceeding (but excluding the Purchaser’s and its Subsidiaries’ Proceedings under Environmental Law, the representations and warranties to which are addressed solely in Section 5.15) in connection with his or her status as an officer or director of the Purchaser or any of its Subsidiaries. There is no Judgment or legal or arbitration award of, or promulgated or issued by, any Governmental Authority in effect to which the Purchaser or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of the Purchaser or any of its Subsidiaries as currently conducted.

Section 5.6 Contracts; No Defaults.

(a) Section 5.6(a) of the Purchaser Disclosure Schedule contains a complete and accurate list of all Purchaser Material Contracts to or by which the Purchaser or any of its Subsidiaries is a party or is bound as of the date of this Agreement (provided, however, that the Purchaser shall not be required to list any such agreements in Section 5.6(a) of the Purchaser Disclosure Schedule that are filed as exhibits to the Purchaser SEC Reports). For purposes of this Agreement, “Purchaser Material Contract” means each Purchaser Contract (including any amendment thereto):

(i) that is required to be filed by the Purchaser as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) to which or with respect to which any director, officer or Affiliate of the Purchaser or any of its Subsidiaries are parties or express beneficiaries;

(iii) evidencing Indebtedness of the Purchaser or any of its Subsidiaries having an outstanding principal amount in excess of $250,000;

(iv) relating to power or electricity supply to the Purchaser or its Subsidiaries for the purpose of Bitcoin mining;

(v) relating primarily to Bitcoin mining, including miner purchase agreements, miner hosting agreements, immersion cooling agreements and agreements related to research and development;

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(vi) with a digital asset exchange or over-the-counter trading desk with a total annual payment or financial commitment exceeding $250,000 on an annual basis;

(vii) that expressly (A) restricts or prohibits the business activity of the Purchaser or any of its Subsidiaries, (B) limits the freedom of the Purchaser or its Subsidiaries to engage in any line of business or to compete with any other Person or in any geographic area, or (C) includes any provisions in respect of exclusivity, most favored nations pricing, minimum purchase or sale guarantees, non-solicitation of any Person or similar concepts, in each case, that are material to the Purchaser and its Subsidiaries;

(viii) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which the Purchaser or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director in excess of $100,000;

(ix) (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Purchaser or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(x) that requires the Purchaser or any of its Subsidiaries to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in excess of $250,000;

(xi) that relates to the sale, transfer or other disposition of a business, real or personal property, or assets by the Purchaser or any of its Subsidiaries in excess of $500,000;

(xii) that relates to the purchase or acquisition of a business or assets where the remaining payment obligations as of the date of this Agreement are in excess of $500,000;

(xiii) pursuant to which the Purchaser or any of its Subsidiaries has any potential continuing indemnification obligations in excess of $500,000;

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(xiv) pursuant to which the Purchaser or any of its Subsidiaries has any potential continuing guarantee, “earnout” or other contingent, deferred or fixed payment obligations in excess of $250,000;

(xv) that grants any third Person, or obligates the Purchaser or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property of the Purchaser or any of its Subsidiaries (other than inventory in the ordinary course of business);

(xvi) any Contract with any financial advisor or investment or commercial bank that will be binding on the Purchaser or any of its Subsidiaries after Closing (other than those that contain only customary indemnification provisions);

(xvii) any Contract that relates to or involves future expenditures, receipts or payments by the Purchaser or any of its Subsidiaries of more than $500,000 in any one (1) year period that cannot be terminated on less than sixty (60) days’ notice without material payment or penalty; and

(xviii) any other Contract or group of related Contracts with the same counterparty, if a breach or termination of such Contract(s) would, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

(b) Each Purchaser Material Contract is valid and in full force and effect and is enforceable in accordance with its terms against the Purchaser or its Subsidiaries, as applicable, and, to the Knowledge of Purchaser, the other parties thereto (in each case subject to (x) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) Laws governing specific performance, injunctive relief and other equitable remedies), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

(c) Except as set forth on Section 5.6(c) of the Purchaser Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser:

(i) neither the Purchaser nor any of its Subsidiaries has violated or breached in any respect, or committed any default under, any Purchaser Material Contract; and, to the Knowledge of Purchaser, no other Person has violated or breached in any respect, or committed any default under, any Purchaser Material Contract; and

(ii) neither the Purchaser nor any of its Subsidiaries has received any written notice or, to the Knowledge of Purchaser, other communication that there has been any violation or breach of, or default under, any Purchaser Material Contract by the Purchaser or any of its Subsidiaries.

Section 5.7 Insurance. Section 5.7 of the Purchaser Disclosure Schedule sets forth all material insurance policies issued in favor of the Purchaser or any of its Subsidiaries (the “Purchaser Insurance Policies”). The Purchaser Insurance Policies are each valid and currently effective insurance policies issued in favor of the Purchaser or its Subsidiary, as applicable, and each is adequate in all material respects and otherwise customary for companies of similar size, financial condition and operational risk profile. All Purchaser Insurance Policies are in full force and effect, all premiums due thereon have been paid, and the Purchaser and its Subsidiaries have complied with the provisions of such policies in all material respects. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Purchaser Insurance Policy. As of the date of this Agreement, there is no claim by the Purchaser or any of its Subsidiaries pending under any Purchaser Insurance Policy that, to the Knowledge of Purchaser, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or that, if not paid, would not be material to the Purchaser and its Subsidiaries, taken as a whole. Neither the Purchaser nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Purchaser Insurance Policy.

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Section 5.8 Brokers and Finders. Except as set forth on Section 5.8 of the Purchaser Disclosure Schedule, neither the Purchaser, any of its Subsidiaries nor any Person acting on their behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 5.9 Anti-Takeover Statutes. Assuming the accuracy of the Company’s representations and warranties in Article 4, (i) each of the Purchaser and Merger Sub has taken all action necessary to exempt this Agreement and the transactions contemplated hereby, including the Merger, from the restrictions of Section 203 of the DGCL, and, accordingly, neither the restrictions pursuant to such provision of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions and (ii) no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby, including the Merger.

Section 5.10 Compliance with Laws.

(a) Except as set forth on Section 5.10 of the Purchaser Disclosure Schedule, the Purchaser and its Subsidiaries are and, since January 1, 2020, each have been, in compliance with, all Laws or Judgments applicable to the Purchaser or its Subsidiaries or by which the Purchaser, its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser. Except as set forth on Section 5.10 of the Purchaser Disclosure Schedule, since January 1, 2020, no Governmental Authority has issued any notice, notification or, to the Knowledge of Purchaser, other communication stating or alleging that the Purchaser or any of its Subsidiaries (i) is not in compliance with any Law or Judgment or (ii) is obligated to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, except where such non-compliance or remedial action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, (i) the Purchaser and its Subsidiaries hold all of the permits, certificates, licenses, variances, exemptions, orders and other Governmental Authorizations (but excluding the Purchaser’s and its Subsidiaries’ Environmental Permits, the representations and warranties to which are addressed solely in Section 5.15) that are necessary to operate the business of the Purchaser and its Subsidiaries in accordance with applicable Laws (collectively, the “Purchaser Permits”), (ii) the Purchaser and its Subsidiaries are, and at all times since January 1, 2020, have been, in compliance with all Purchaser Permits and (iii) each Purchaser Permit is valid and in full force and effect.

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Section 5.11 Taxes.

(a) Except as set forth on Section 5.11(a) of the Purchaser Disclosure Schedule, for all Tax Returns with respect to which the statute of limitations has not expired, the Purchaser has (i) prepared and timely filed all Tax Returns that it has been required to file under applicable Law in connection with the determination, assessment, or collection of any Tax concerning or attributable to such member or its respective operations, and such Tax Returns are true and correct in all material respects and (ii) timely paid all Taxes it is required to pay (whether or not shown on a Tax Return). The Purchaser has not incurred any material Liability for Taxes other than in the ordinary course of business.

(b) Except as set forth on Section 5.11(b) of the Purchaser Disclosure Schedule, the Purchaser has (i) timely paid, withheld, deducted or collected all Taxes required to be paid, withheld, deducted or collected under any applicable Law of any country, and (ii) timely paid over and reported any such Taxes to the appropriate Governmental Authority and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) The Purchaser is and has been since its formation properly classified as a corporation for U.S. federal and applicable state and local income tax purposes.

(d) Except as set forth on Section 5.11(c) of the Purchaser Disclosure Schedule, there is no Tax deficiency outstanding, assessed or proposed against the Purchaser, nor has the Purchaser executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, and no written request for such a waiver is outstanding. No Governmental Authority has assessed, or proposed in writing to assess, any additional Taxes for any period for which Tax Returns have been filed. No audit or other examination of any Tax Return of the Purchaser is presently in progress, nor has the Purchaser been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Purchaser has been proposed in writing by any Governmental Authority.

Section 5.12 Employee Benefits.

(a) For the purposes of this Agreement, the term “Purchaser Plan” shall mean any benefit and compensation plan, policy, program or arrangement maintained, sponsored or contributed to by the Purchaser or its Affiliates covering current or former employees of the Purchaser and its Affiliates and current or former directors of the Purchaser and its Affiliates, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any incentive and bonus, deferred compensation, equity purchase, employment, retirement, retention, change in control, profit sharing, severance, restricted equity, equity option, equity appreciation rights or equity-based plans, excluding any statutory plans.

(b) All Purchaser Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to Purchaser, taken as a whole.

(c) Neither Purchaser nor any ERISA Affiliate sponsors or contributes to, or has any liability in respect of any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA).

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Section 5.13 Property.

(a) Except as set forth on Section 5.13(a) of the Purchaser Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, the Purchaser and its Subsidiaries (i) have a valid and subsisting leasehold interest or other comparable Contract rights in or relating to all of the real property that they purport to lease (the “Purchaser Leased Real Property”), or that is necessary for the conduct of their business as currently conducted, including valid and subsisting leasehold or comparable interest in all Purchaser Leased Real Property reflected in the Purchaser SEC Reports as being leased by Purchaser and its Subsidiaries (other than Purchaser Leased Real Property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), in each case free and clear of all Encumbrances except Permitted Encumbrances, and (ii) are collectively the lessee of all Purchaser Leased Real Property material to the business of Purchaser and its Subsidiaries which is purported to be leased by Purchaser and its Subsidiaries and are in undisturbed and peaceable possession of such properties, subject only to Permitted Encumbrances, and each lease for such real property is valid and in full force and effect, without material default (or matters which, with notice or the passage of time, or both, would constitute a material default) thereunder by the lessee or, to the Knowledge of Purchaser, the lessor and enforceable in accordance with its terms, except as such enforcement may be limited by (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

(b) Neither the Purchaser nor any of its Subsidiaries holds title or otherwise beneficially owns any real property as of the date hereof.

(c) Except as set forth on Section 5.13(c) of the Purchaser Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, the Purchaser and its Subsidiaries, (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease and that are used in or necessary for the conduct of their business as currently conducted, including good and valid title to, or (as applicable) a valid and subsisting leasehold or comparable interest in, all material personal properties and assets, tangible and intangible, and all other assets, reflected in the latest audited Purchaser Financial Statements as being owned or leased by the Purchaser and its Subsidiaries or acquired after the date thereof (other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances and (ii) are collectively the lessee of all personal property material to the business of the Purchaser and its Subsidiaries which is purported to be leased by the Purchaser and its Subsidiaries, and each lease for such personal property is valid and in full force and effect.

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Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Purchaser Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all United States, state, and foreign: (a) Patents owned by the Purchaser or any of its Subsidiaries, (b) Registered Trademarks owned by the Purchaser or any of its Subsidiaries, (c) Registered Copyrights owned by the Purchaser or any of its Subsidiaries and (d) internet domain names owned by the Purchaser or any of its Subsidiaries. To the Knowledge of Purchaser, the Owned Purchaser IP is valid, subsisting, and enforceable as permitted by applicable Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, (i) the Purchaser and its Subsidiaries collectively own all right, title, and interest in, or have the right to use, all of the Purchaser IP free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Purchaser and its Subsidiaries are the sole beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Purchaser IP. The Purchaser and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information in their possession.

(c) To the Knowledge of Purchaser, no third party is in material default of any material obligation related to an express grant to such third party of a right to use the Intellectual Property of the Purchaser and its Subsidiaries. To the Knowledge of Purchaser, use by the Purchaser and its Subsidiaries of any Purchaser IP, and the conduct of their respective businesses, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser and its Subsidiaries, taken as a whole.

(d) To the Knowledge of Purchaser, no Person, directly or indirectly, is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated any rights of the Purchaser or any of its Subsidiaries in or to any Purchaser IP in any material respect.

(e) No Proceeding is pending or, to the Knowledge of Purchaser, has been threatened in writing that involves the Purchaser or any of its Subsidiaries with regard to any alleged infringement, misappropriation, or other violation of Intellectual Property or the validity or enforceability of any Owned Purchaser IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser and its Subsidiaries, taken as a whole.

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(f) The Purchaser IT Assets used in the conduct of the Purchaser’s and its Subsidiaries’ businesses are in good working condition and are sufficient for the needs of their businesses as currently conducted in all material respects. The Purchaser and its Subsidiaries employ commercially reasonable procedures regarding data security designed to protect the confidentiality, integrity and security of their Purchaser IT Assets and the data stored therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption. To the Knowledge of Purchaser, the Purchaser IT Assets do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit (i) unauthorized access to, or disruption of the operation of, a computer or network, or (ii) unauthorized disablement, erasure or other destruction of software, hardware or data. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser and its Subsidiaries, taken as a whole, during the past three (3) years, there has been no security breach of any Purchaser IT Assets that has (x) caused any material disruption to the business of the Purchaser or its Subsidiaries and has not been resolved or (y) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Purchaser or any of its Subsidiaries. The Purchaser and its Subsidiaries have implemented and maintained commercially reasonable backup, business continuity plans and disaster recovery procedures with respect to the Purchaser IT Assets.

(g) The Purchaser’s and its Subsidiaries’ collection, storing and processing of Personal Information is in material compliance with all applicable Privacy/Data Security Laws, and the Purchaser and its Subsidiaries have not been required to give notice of any unauthorized access, use or disclosure of Personal Information to any individual person or Governmental Authority.

(h) To the Knowledge of Purchaser, no software developed by the Purchaser or any of its Subsidiaries (“Purchaser Software”) contains any open source, copyleft or community source code in a manner that (i) requires the disclosure, licensing or distribution of any Purchaser Software, including in source code form, or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Purchaser or any of its Subsidiaries to use, distribute or provide access to any Purchaser Software owned by the Purchaser or any of its Subsidiaries.

Section 5.15 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser:

(a) The Purchaser and its Subsidiaries are, and since January 1, 2019 were, in compliance with, and are not currently in violation of, any Environmental Laws;

(b) The Purchaser and its Subsidiaries possess all Environmental Permits to operate and conduct their respective businesses as currently operated and conducted, the Purchaser and its Subsidiaries are, and at all times since January 1, 2020, have been, in compliance with all such Environmental Permits, and each such Environmental Permit is valid and in full force and effect;

(c) there is no Contamination of, at, or from the Purchaser Facilities (including ambient air, soils, subsurface strata, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is or may be required under Environmental Laws;

(d) neither the Purchaser nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under Environmental Law for a Release on, at, under, or from the property of any third Person where the Purchaser or any of its Subsidiaries transported or disposed or arranged for the transport or disposal of any Hazardous Substances;

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(e) neither the Purchaser nor any of its Subsidiaries has Released any Hazardous Substance into the environment in violation of Environmental Laws; neither the Purchaser nor any of its Subsidiaries has received written notice of any Proceeding, demand, claim, or request for information alleging that the Purchaser or any of its Subsidiaries may be in violation of, liable under, or have unfulfilled obligations under any Environmental Law, and to the Knowledge of Purchaser, there are no circumstances or conditions that would reasonably be expected to result in the receipt of such notice;

(f) neither the Purchaser nor any of its Subsidiaries is subject to any Judgment or other agreement with any Governmental Authority or to any indemnity or other agreement with any third Person relating to a liability or obligation under any Environmental Law or assigning liability to the Purchaser or any of its Subsidiaries in respect of Hazardous Substances; and

(g) to the Knowledge of Purchaser, there are no circumstances, conditions, or occurrences involving the Purchaser or any of its Subsidiaries that could reasonably be expected to result in any claims, liabilities, obligations, investigations, costs, or restrictions on the ownership, use, or transfer of any property of the Purchaser or any of its Subsidiaries pursuant to any Environmental Law.

Section 5.16 Business Activity. Merger Sub is a direct, wholly owned Subsidiary of the Purchaser that was formed solely for the purpose of engaging in the Merger. Merger Sub has not engaged in any business activities of any type or kind, has no assets or Liabilities and was formed by the Purchaser solely for the purposes of consummating the transactions set forth in this Agreement.

Section 5.17 SEC Reports.

(a) The Purchaser has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed, whether or not available through EDGAR) with the SEC since January 1, 2020 (the “Purchaser SEC Reports”). As of their respective dates, the Purchaser SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Purchaser SEC Reports, and none of the Purchaser SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Purchaser SEC Reports, and, to the Knowledge of Purchaser, none of the Purchaser SEC Reports is the subject of any outstanding SEC investigation or review.

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(b) Purchaser and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information related to Purchaser, including its consolidated Subsidiaries, required to be disclosed by Purchaser in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of Purchaser to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms.

(c) Purchaser and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) Based on its most recent evaluation of its internal controls prior to the date hereof, Purchaser has disclosed to its auditors and its audit committee (i) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report its consolidated financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

Section 5.18 Information Supplied. None of the information included or incorporated by reference in the Information Statement or supplied or to be supplied by the Purchaser for inclusion or incorporation by reference in the Information Statement will, at the date the Information Statement is first mailed to the Purchaser’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Information Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 5.19 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Purchaser SEC Reports (collectively, the “Purchaser Financial Statements”) complied with the rules and regulations of the SEC as of the date of the filing of such reports, were prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in Purchaser Financial Statements or the notes thereto), and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Purchaser and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. No financial statements of any Person other than the Purchaser and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Purchaser.

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(b) Absence of Liabilities. Except as set forth in Section 5.19(b) of the Purchaser Disclosure Schedule, there are no Liabilities of Purchaser or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would otherwise be required by GAAP to be reflected in a consolidated balance sheet of the Purchaser and its Subsidiaries, other than: (i) Liabilities adequately provided for on the balance sheet of the Purchaser dated as of December 31, 2021 (including the notes thereto) contained in the Purchaser’s Annual Report on Form 10-K for the twelve months ended December 31, 2021; (ii) Liabilities incurred in the ordinary course of business subsequent to December 31, 2021; (iii) current Liabilities for fees and expenses incurred in connection with the Restructuring Transactions; (iv) Liabilities incurred as permitted under Section 6.1(b)(i); and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

Section 5.20 Absence of Certain Changes and Events. Except as set forth in Section 5.20 of the Purchaser Disclosure Schedule, since December 31, 2021 and through the date of this Agreement, (i) the Purchaser and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business, and (ii) there has not been any circumstance, development, change, event, effect or occurrence that would reasonably be expected to have a Material Adverse Effect on the Purchaser.

Section 5.21 Digital Wallets. The Purchaser and its Subsidiaries deposit substantially all of their crypto-assets, including any Bitcoin mined, in digital wallets held or operated by the Purchaser or its Subsidiaries (the “Purchaser Wallets”). Except as set forth in the Purchaser SEC Reports or as set forth on Section 5.21 of the Purchaser Disclosure Schedule, there are no material Encumbrances on, or rights of any person to, the Purchaser Wallets or the crypto-assets contained in such Purchaser Wallets other than Permitted Encumbrances. The Purchaser and its Subsidiaries have taken commercially reasonable steps to protect the Purchaser Wallets and crypto-assets, including by adopting security protocols to prevent, detect and mitigate inappropriate or unauthorized access to the Purchaser Wallets and crypto-assets.

Section 5.22 Bitcoin Miners. All Bitcoin miners owned or leased by the Purchaser and its Subsidiaries (“Purchaser Miners”) are owned or rightfully possessed by, operated by and under the control of the Purchaser and its Subsidiaries. Except as set forth in the Purchaser SEC Reports or as set forth on Section 5.22 of the Purchaser Disclosure Schedule, there has been no failure, breakdown or continued substandard performance of any Purchaser Miners that has caused a material disruption or interruption in or to the use of the Purchaser Miners or the related operation of the business of the Purchaser or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, the Purchaser Miners are generally maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of the Purchaser and its Subsidiaries. The Purchaser and its Subsidiaries have taken commercially reasonable steps to: (a) protect the Purchaser Miners from contaminants, hacks and other malicious external or internal threats; (b) ensure continuity of operations with adequate energy supply and minimal uptime required; and (c) provide for the remote-site back-up of data and information critical to the Purchaser and its Subsidiaries, in each case, in all material respects.

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Section 5.23 Ownership of Digital Assets. The Purchaser and its Subsidiaries own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents applicable to the business of the Purchaser and its Subsidiaries (collectively, the “Purchaser Digital Assets”) set forth on Section 5.23(a) of the Purchaser Disclosure Schedule, free and clear of all Encumbrances except for Permitted Encumbrances; provided, however, that such ownership and exclusive ability to control the Purchaser Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains. Except as set forth on Section 5.23(b) of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries have taken any actions where any of them owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

Section 5.24 PIPE Financing.

(a) As of the Closing Date, (i) the Purchaser shall have delivered to the Company true, correct and complete copies of each of the Subscription Agreements to be entered into by the Purchaser with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors shall have committed to provide the PIPE Financing; (ii) to the Knowledge of the Purchaser, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor shall be in full force and effect and shall not have been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a PIPE Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification shall be contemplated by the Purchaser; (iii) each Subscription Agreement shall be a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, each PIPE Investor, and neither the execution or delivery by the Purchaser thereto nor the performance of the Purchaser’s obligations under any such Subscription Agreement shall violate any Laws; (iv) there shall be no other agreements, side letters, or arrangements between the Purchaser and any PIPE Investor relating to any Subscription Agreement that would affect the obligation of such PIPE Investor to contribute to the Purchaser the applicable portion of the PIPE Financing set forth in the Subscription Agreement of such PIPE Investor, and the Purchaser does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing not being available to the Purchaser; and (v) no event shall have occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of the Purchaser under any term or condition of any Subscription Agreement and the Purchaser has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

(b) No fees, consideration (other than Purchaser Common Stock issued in connection with the PIPE Financing) or other discounts are or will be payable or have been agreed by the Purchaser (including, from and after the Closing, the Company and Merger Sub) to any PIPE Investor in respect of its portion of the PIPE Financing.

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Section 5.25 No Additional Representations.

(a) Except for the representations and warranties made by the Purchaser in this Article 5 neither the Purchaser, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to the Purchaser, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Purchaser, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or its Affiliates or Representatives, including the Members, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Purchaser, Merger Sub or their respective businesses or (ii) except for the representations and warranties made by the Purchaser in this Article 5, any oral or written information presented to the Company or any of its Affiliates or Representatives, including the Members, in the course of their due diligence investigation of the Purchaser and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Purchaser acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4. Each of the Purchaser and Merger Sub expressly disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement. Without limiting the generality of the foregoing, each of the Purchaser and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated herein).

Article 6

COVENANTS

Section 6.1 Operation of the Business of the Company and the Purchaser.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of the Company and the Purchaser shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) maintain and preserve intact its business organization, employees and advantageous business relationships, provided, that with respect to any action which is a subject matter of a subclause of Section 6.1(b), if such action is permitted by the express terms of such subclause of Section 6.1(b), such action shall not be a violation of this Section 6.1(a).

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(b) Negative Covenants. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), neither the Company nor the Purchaser shall, and neither the Company nor the Purchaser shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(i) incur, assume, guarantee or become liable for any Indebtedness, other than (x) any such Indebtedness that will be discharged on or prior to the Closing, (y) guarantees, letters of credit, bonds or other sureties and performance guarantees entered into in the ordinary course of business and consistent with past practices or (z) any intercompany Indebtedness;

(ii) adjust, split, combine or reclassify any capital stock or other securities, other than the Reverse Stock Split;

(iii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities;

(iv) grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares or other equity-based awards or interests (whether payable in shares, cash or otherwise), or grant any person any right to acquire any Membership Interests, in the case of the Company, or Purchaser Equity, in the case of the Purchaser;

(v) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Membership Interests, in the case of the Company, or Purchaser Equity, in the case of the Purchaser, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Membership Interests, in the case of the Company, or Purchaser Equity, in the case of the Purchaser;

(vi) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, rights or assets to any Person, or cancel, release or assign any Indebtedness to any such Persons or any claims held by any such Person, in each case other than in the ordinary course of business, consistent with past practices;

(vii) make any material investment in or material acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a partnership, joint venture or otherwise) any other Person or the property or assets of any other Person, in each case other than, with respect to acquisitions of properties and assets, in the ordinary course of business, consistent with past practices;

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(viii) except in the ordinary course of business consistent with past practice, (1) terminate, materially amend, assign (or assign any material rights under) or waive any material provision of, any Contract material to the business of the Company or the Purchaser, as applicable, or make any material change in any instrument or agreement governing any Contract material to the business of the Company or the Purchaser, as applicable, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company or the Purchaser, as the case may be or (2) enter into any Contract that would be considered material to the business of the Company or the Purchaser, as applicable;

(ix) (1) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (2) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (3) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a relocation of an employee in the ordinary course of business or a bona fide promotion or change in responsibilities), (4) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (5) grant or accelerate the vesting of any equity-based awards or other compensation, (6) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (7) terminate the employment or services of any officer or any employee whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $150,000, other than for cause, or (8) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) greater than $150,000;

(x) compromise, release, waive or settle any Proceedings, except involving monetary remedies in an amount not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or the Company, the Purchaser, the Surviving Entity or the Combined Company;

(xi) take any action or fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Merger from being treated as an exchange of all of the issued and outstanding Membership Interests for Purchaser Common Stock under Section 351 of the Code;

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(xii) enter into any new line of business outside of the business currently conducted by such Person or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

(xiii) amend such party’s Organizational Documents, except with respect to the Purchaser Charter Amendment;

(xiv) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(xv) make capital expenditures that are in excess of $25,000 individually or $50,000 in the aggregate;

(xvi) establish any non-wholly owned Subsidiary;

(xvii) enter into any Contract that would restrain or restrict the ability of the Company or the Purchaser, as the case may be, to compete in any material respect with any Person or to conduct any business or line of business in any geographic area;

(xviii) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(xix) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to such Person, any insurance policy maintained with respect to such Person and its assets and properties;

(xx) (1) fail to maintain its existence or (2) authorize, recommend, propose, enter into, adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(xxi) amend, waive or modify any term or provision of the O&G Asset Acquisition Agreement or the documentation with respect to the PIPE Transaction;

(xxii) enter into any Subscription Agreement with a PIPE Investor;

(xxiii) take or fail to take any action that is reasonably likely to cause any of the conditions set forth in Article 7 to not be satisfied; or

(xxiv) announce an intention, agree, or otherwise make a commitment, whether in writing or otherwise, to do any of the foregoing.

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Section 6.2 Consents and Filings; Commercially Reasonable Efforts. Each party hereto will use its commercially reasonable efforts (a) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including the Merger, and (b) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed on Schedule 7.1(f).

Section 6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, each of the Company and the Purchaser, for the purposes of performing its respective obligations under this Agreement and enforcing its respective rights under this Agreement, shall afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and, during such period, each of the Company and the Purchaser shall make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither the Company nor the Purchaser shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by either of the Company or the Purchaser or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give the Purchaser or the Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Purchaser or the Merger Sub prior to the Effective Time. Prior to the Effective Time, each of the Purchaser, the Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4 Advice of Changes. Subject to applicable Law and as otherwise required by any Governmental Authority, the Company and the Purchaser shall each, on or before the Closing Date, promptly advise the other party of (a) any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such party, (b) any effect, change, event, circumstance, condition, occurrence or development that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7, (c) any notice or other communication that has been received by the Company, the Purchaser, or any of their respective Subsidiaries, as the case may be, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein or (d) any notice or other communication that has been received by the Company, the Purchaser, or any of their respective Subsidiaries, as the case may be, from any Governmental Authority in connection with the transactions contemplated herein; provided, that the delivery of any notice pursuant to this Section 6.4 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

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Section 6.5 No Negotiation. From the date hereof until the Closing, neither the Company nor the Purchaser shall, and each shall cause its respective Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, propose, encourage or facilitate the initiation or submission of any indication of interest, proposal or offer from any Person (other than such other party to this Agreement) relating to a possible Acquisition Proposal or that would reasonably be expected to lead to a possible Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser, the Company, its Affiliates or their respective Representatives) relating to or in connection with a possible Acquisition Proposal or that would reasonably be expected to lead to a possible Acquisition Proposal; (iii) accept any proposal or offer from any Person (other than any other party to this Agreement or any of its Affiliates) relating to a possible Acquisition Proposal or that would reasonably be expected to lead to a possible Acquisition Proposal. Each of the Company and the Purchaser shall, and shall cause its respective Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Purchaser or the Company, as the case may be, its respective Affiliates or their respective Representatives) with respect to any possible Acquisition Proposal or that would reasonably be expected to lead to a possible Acquisition Proposal, and shall promptly (and in any event within 24 hours of receipt) notify such other party hereto regarding the receipt of any new Acquisition Proposal, any request for non-public information or data in connection with an Acquisition Proposal or any request for discussions or negotiations relating to an Acquisition Proposal (including the identity of such Person), in each case, after the date hereof and prior to the Closing. For purposes of this Agreement, an “Acquisition Proposal” means any Contract, offer, proposal or inquiry relating to, or any indication of interest in, any transaction or series of related transactions involving, directly or indirectly, (a) any acquisition of all or any material portion of the business of the Purchaser or the Company, as the case may be, including by way of equity purchase, asset purchase, merger, consolidation, share exchange, equity issuance, business combination or otherwise, or (b) any acquisition of beneficial ownership by any Person or group of twenty percent (20%) or more of the outstanding shares of Purchaser Common Stock or Membership Interests or any other securities entitled to vote on the election of directors of the Purchaser or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding shares of Purchaser Common Stock or any other securities entitled to vote on the election of directors of the Purchaser.

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Section 6.6 Confidentiality. Other than as provided in Section 6.7, from and after the date hereof, each of the Purchaser, the Merger Sub and the Company, shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Ancillary Agreements and the negotiations relating thereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) except (a) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain the regulatory approvals or third party consents, (b) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (c) to the extent required by applicable Law or the rules and regulations of any applicable stock exchange or requested by any Governmental Authority, (d) as made public prior to the date hereof by a party not in violation of this Agreement, and (e) each of the Purchaser and the Company may disclose such information to such Person’s equity holders or Affiliates, and their respective Representatives, for the purpose of evaluating the transactions contemplated by this Agreement and the Ancillary Agreements (provided, that the Purchaser and the Company, as applicable, shall notify such Person of the confidential nature of the Confidential Information and shall be liable for any breach of the terms of this Section 6.6 by such Person).

Section 6.7 Public Announcements. The Company and the Purchaser agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties prior to its release. Thereafter, each of the parties agrees that, without limiting Section 6.9, no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or the rules or regulations of any stock exchange to which the relevant party is subject or requested by any Governmental Authority, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.7, or (c) for releases, announcements or statements made in connection with litigation between the parties.

Section 6.8 Further Assurances. Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon the reasonable request to each other such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all as the requesting party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 6.9 Requisite Purchaser Consent. As soon as reasonably practicable from and after the date hereof, but in no event later than 9 P.M. Central Time on October 25, 2022 (the “Requisite Purchaser Consent Deadline”), the Purchaser shall obtain and deliver the Requisite Purchaser Consent to the Company. The Purchaser shall use its reasonable best efforts to obtain the Requisite Purchaser Consent pursuant to this Section 6.9 in accordance with applicable Law and the Organizational Documents of the Purchaser. The Requisite Purchaser Consent shall be irrevocable with respect to all shares of Purchaser Equity that are owned beneficially or of record by the applicable consenting holders of Purchaser Equity or as to which they have, directly or indirectly, the right to vote or direct the voting thereof. The Information Statement shall explain that the Purchaser Board unanimously recommended that the holders of Purchaser Equity approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Purchaser Equity who did not execute the Requisite Purchaser Consent of the corporate action taken by those holders of Purchaser Equity who did execute the Requisite Purchaser Consent, and all such other information as the Company shall reasonably request. Any materials to be submitted to holders of Purchaser Equity by the Purchaser in accordance with this Section 6.9 shall be subject to the Company’s advance review and approval.

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Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Combined Company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the maximum extent permitted by applicable Law, the Company, its directors, officers and representatives and such other Persons that are indemnified as of the date of this Agreement by the Company pursuant to the Organizational Documents of the Company (collectively, the “Company Indemnified Parties”) and such Persons that are indemnified as of the date of this Agreement by the Purchaser pursuant to the Organizational Documents of the Purchaser (collectively, the “Purchaser Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), Judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of the Company or the Purchaser, as the case may be, and pertaining to matters existing or occurring at or prior to the Effective Time, including (i) the transactions contemplated by this Agreement and (ii) the matters set forth on Section 5.5 of the Purchaser Disclosure Schedule; provided, that in the case of advancement of expenses, any Company Indemnified Party or Purchaser Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Combined Company shall cause to be maintained in effect insurance coverage equivalent to the coverage under the current policies of directors’ and officers’ liability insurance maintained by the Purchaser as of the date hereof (provided, that the Combined Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Combined Company shall not be obligated to expend, on an annual basis, an amount in excess of 200 % of the current annual premium paid as of the date hereof by the Purchaser for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Combined Company shall cause to be maintained policies of insurance which, in the Combined Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Purchaser shall obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Purchaser’s existing directors’ and officers’ insurance policy (provided that the Purchaser may substitute therefor policies with a substantially comparable insurer or insurers of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) providing equivalent coverage to that described in the preceding sentence if the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

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(c) The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, Purchaser Indemnified Party and their respective heirs and Representatives, and each of the foregoing Persons shall be an express third-party beneficiary of this Section 6.10. If the Combined Company, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, the Combined Company or the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Combined Company or the Surviving Entity, as applicable, will expressly assume the obligations set forth in this Section 6.10.

Section 6.11 Takeover Statutes. None of the Company, the Purchaser, the Merger Sub or their respective boards of directors (or equivalent governing bodies) shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Merger, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Merger, each party and the members of their respective boards of directors (or equivalent governing bodies) will grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.12 Registration Rights. If the Purchaser files with the SEC a registration statement on Form S-1, or such other form for which the Purchaser may be eligible (the “Resale Registration Statement”), providing for the resale from time to time of shares of Purchaser Common Stock, the Purchaser shall, at each Member’s election, include in the Resale Registration Statement the shares of Purchaser Common Stock issued to such Member pursuant to the Merger. Additionally, the Members may request that the Purchaser file with the SEC a Resale Registration Statement providing for the resale from time to time of the shares of Purchaser Common Stock issuable to the Members pursuant to the Merger. Upon the receipt of such request, the Purchaser shall prepare and file with the SEC the Resale Registration Statement within forty-five (45) days of the date that the Members have provided the Purchaser with all information reasonably requested by the Purchaser to prepare and file such Resale Registration Statement. The Purchaser shall use its reasonable best efforts to: (a) cause the Resale Registration Statement to be declared effective under the Securities Act as promptly as practicable after its filing; (b) ensure that the Resale Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (c) maintain the effectiveness of the Resale Registration Statement until such time as the selling stockholders named therein are eligible to sell all such shares of Purchaser Common Stock without regard to the volume, manner of sale and notice provisions of Rule 144 under the Securities Act. The Purchaser shall notify the Members promptly of the time when the Resale Registration Statement has become effective or any supplement or amendment to the Resale Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Purchaser Common Stock registered thereunder for offering or sale in any jurisdiction. The Purchaser shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the offer and sale of the shares of Purchaser Common Stock to be offered thereunder, and the Company and the Members shall furnish to the Purchaser all information concerning the Company and the Members as may be reasonably requested in connection with any such actions. At the request of the Members, the Purchaser shall promptly enter into a customary registration rights agreement with the Members providing the Members with piggyback registration rights and the right to cause the Purchaser to effect underwritten offerings or block trades with respect to shares of Purchaser Common Stock held by the Members.

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Section 6.13 Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within ten (10) days after the date hereof; provided that the Company provides all information to the Purchaser as may be reasonably requested by the Purchaser for inclusion in the Information Statement (as defined below) in advance of such ten (10) day period), the Purchaser shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Requisite Purchaser Consent, the Merger and the transactions contemplated by this Agreement (the “Information Statement”). No filing of, or amendment or supplement to, the Information Statement will be made by the Purchaser without first providing the Company a reasonable opportunity to review and comment thereon, and the Purchaser shall include all reasonable additions, deletions and changes suggested by the Company in connection therewith. The Purchaser shall as promptly as reasonably practicable notify the Company of the receipt of any comments from the SEC or its staff with respect to the Information Statement and of any requests the SEC or its staff for any amendment or supplement thereto or for additional information and shall provide to the Company, as promptly as reasonably practicable, copies of all written correspondence between the Purchaser or any of its Representatives and the SEC with respect to the Information Statement. If any comments are received from the staff of the SEC with respect to the Information Statement, the Purchaser shall respond as promptly as reasonably practicable to such comments. Each of the Purchaser and the Company shall furnish all information concerning such Person to the other as may be required to be included in the preparation, filing and distribution of the Information Statement or any amendment or supplement thereto or as may be reasonably required to respond to any comment of the SEC.

(b) Each of the Purchaser and the Company shall use its respective reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Purchaser, in each case, as promptly as reasonably practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Purchaser agrees that its obligations pursuant to this Section 6.13(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Purchaser or any other Person of any Acquisition Proposal.

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Section 6.14 PIPE Financing. The Purchaser shall use its reasonable best efforts to consummate the PIPE Transaction in accordance with the Subscription Agreements, including using its reasonable best efforts to enforce its rights under the Subscription Agreements, to cause the PIPE Investors to pay to (or as directed by) the Purchaser the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with the Purchaser in such efforts. The Purchaser shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any material amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

Section 6.15 Section 16 Matters. Prior to the Closing, the Purchaser shall take all such reasonable steps as may be required to cause any acquisitions or dispositions of equity securities of the Purchaser (including derivative securities) in connection with this Agreement by each individual who is or will be as a result of the transactions contemplated herein subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Purchaser to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.16 Combined Company Bylaws. Prior to the Closing, (a) the Purchaser and the Company shall work in good faith to agree on a form of amended and restated bylaws of the Purchaser to serve as the bylaws of the Combined Company from and after the Closing and (b) the Purchaser shall take all actions reasonably necessary so that such amended and restated bylaws of the Purchaser shall be the bylaws of the Combined Company as of the Closing.

Section 6.17 Exok Securities. At the closing of the O&G Asset Acquisition, the parties will take such action as required to cause (a) 836,400 warrants to purchase 836,400 shares of Purchaser Common Stock and (b) 836,400 shares of Purchaser Common Stock to be issued to Exok in connection with the closing of the O&G Asset Acquisition (collectively, the “Exok Securities”).

Article 7

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 7.1 Conditions to the Obligation of All Parties. The respective obligations of each of the Purchaser, the Merger Sub and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may only be waived unanimously by the Purchaser, the Merger Sub and the Company):

(a) Requisite Purchaser Consent. The Requisite Purchaser Consent shall have been obtained.

(b) No Judgments; Illegality. No Judgment issued by any court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Merger shall be in effect. No Law or Judgment shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

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(c) PIPE Transaction. The closing of the PIPE Transaction shall have been consummated in accordance with its terms.

(d) Purchaser Charter Amendment. The Purchaser Charter Amendment shall have been filed and become effective.

(e) O&G Asset Acquisition. All conditions precedent to the closing of the O&G Asset Acquisition, other than the consummation of the Merger and the deliveries and actions to be made and performed at such closing, shall have been satisfied or waived by the applicable Persons.

(f) Consents and Governmental Authorizations. The Consents and Governmental Authorizations set forth on Schedule 7.1(f) shall have been obtained and shall be in full force and effect.

(g) Lock-Up Agreements. The Purchaser and the Company shall have received a duly executed lock-up agreement in the form of Exhibit C from each of the Persons set forth on Schedule 7.1(g) and each shall be in full force and effect.

(h) Information Statement. The Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 6.13 at least twenty (20) days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

(i) Stockholders Agreement. The Purchaser and the Company shall have received a duly executed copy of the Stockholders Agreement, in substantially the form attached hereto as Exhibit G, duly executed by the Purchaser and each other Person party thereto, which shall be in full force and effect.

Section 7.2 Conditions to the Obligation of the Purchaser and the Merger Sub. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser and the Merger Sub, in whole or in part):

(a) Accuracy of Representations and Warranties.(i) The representations and warranties of the Company (other than in Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.4 and Section 4.7) set forth in Article 4 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) the representations and warranties of the Company contained in Section 4.4 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (iii) the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3(a)(i) and Section 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b) Performance of Covenants. All of the covenants and obligations that the Company is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Officer’s Certificate. The Purchaser shall have received at Closing a certificate signed on behalf of the Company by a duly authorized officer of Company and dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a) Accuracy of Representations and Warranties. (i) The representations and warranties of the Purchaser (other than in Section 5.1, Section 5.2, Section 5.3(a)(i), Section 5.4 and Section 5.8) set forth in Article 5 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser; (ii) the representations and warranties of the Purchaser contained in Section 5.4 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (iii) the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3(a)(i) and Section 5.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. All of the covenants and obligations that the Purchaser or the Merger Sub are required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

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(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser or the Merger Sub.

(d) Officer’s Certificate. The Company shall have received at Closing a certificate signed on behalf of the Purchaser by a duly authorized officer of the Purchaser and dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e) Option and Warrant Cancellations. (i) No more than twenty percent (20)% of the Out-of-the-Money Options outstanding as of June 30, 2022 shall be outstanding as of the Closing Date and (ii) no more than twenty percent (20)% of the Out-of-the-Money Warrants outstanding as of the date of this Agreement shall be outstanding as of the Closing Date.

Article 8

TERMINATION

Section 8.1 Termination Events. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Purchaser Consent:

(a) by mutual written consent of the Purchaser and the Company;

(b) by either the Company or the Purchaser if (i) any Governmental Authority of competent jurisdiction has denied approval of the Merger and such denial has become final and nonappealable or (ii) any court or Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, unless the issuance of such order, injunction, decree or other legal restraint, as applicable, shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either the Company or the Purchaser if the Merger shall not have been consummated on or before the date that is one hundred and eighty (180) days after the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either the Company or the Purchaser (provided, that the terminating party is not then in material breach of any obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Purchaser or Merger Sub, in the case of a termination by the Company, or the Company, in the case of a termination by the Purchaser, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by the Company, or Section 7.3, in the case of a termination by the Purchaser, and which is not cured within thirty (30) days (or such fewer days as remain prior to the Termination Date) following written notice to the Purchaser, in the case of a termination by the Company, or the Company, in the case of a termination by the Purchaser, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

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(e) by either the Company or the Purchaser if the Requisite Purchaser Consent shall not have been delivered to the Purchaser and the Company by the Requisite Purchaser Consent Deadline in accordance with Section 6.9.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, the Purchaser or the Merger Sub or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.6, Section 6.7, this Section 8.2 and Article 10 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Article 9

CERTAIN TAX MATTERS

Section 9.1 Transfer Taxes. The Purchaser and the Company will each bear 50% of any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax (but, for the avoidance of doubt, not income Taxes) imposed as a result of the transactions contemplated by this Agreement. The Purchaser and the Company agree to cooperate in the filing of any returns with respect to such transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns. Each party shall promptly reimburse the other party for 50% of the transfer Taxes paid by the other party pursuant to this Section 9.1.

Section 9.2 Tax Return Filings; Tax Audits. The Company shall prepare or cause to be prepared all Tax Returns of the Company with respect to all taxable periods ending on or before the Closing Date and shall pay all Taxes shown as due thereon.

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Article 10

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties); provided, that if notice or any other communication is provided to any addressee pursuant to subclauses (a) or (c) of this Section 10.1, such notifying party shall also send such notice or communication to the addressee by electronic mail promptly thereafter:

If to the Company prior to the Closing:

Prairie Operating Co., LLC

8636 N. Classen Boulevard

Oklahoma City, Oklahoma 73114

Attention: Gary Hanna; Edward Kovalik

Email: gh@prairieopco.com; ek@prairieopco.com

with a copy (which will not constitute notice) to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: T. Mark Kelly; Crosby Scofield

Email: mkelly@velaw.com; cscofield@velaw.com

If to the Purchaser or the Merger Sub (or the Surviving Entity following the Closing):

35 E. Horizon Ridge Pkwy

Suite 110 - 502

Henderson, Nevada 89002-7906

Attention: John D. Maatta

Email: jdmaatta@gmail.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

1900 North Pearl Street, Suite 1500

Dallas, Texas 75201

Attention: Roger W. Bivans

Email: roger.bivans@bakermckenzie.com

and

Baker & McKenzie LLP

700 Louisiana Street, Suite 3000

Houston, Texas 77002

Attention: Jeremy Moore

Email: jeremy.moore@bakermckenzie.com

Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by the Purchaser, the Merger Sub and the Company and that identifies itself as an amendment to this Agreement.

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Section 10.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for (a)Section 6.10, (b) those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time and (c) this Article 10.

Section 10.4 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.5 Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules and Exhibits hereto and thereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter hereof and thereof.

Section 10.6 Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns. No party hereto may assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties hereto. No party may delegate any performance of its obligations under this Agreement. Except as expressly set forth herein (including in Section 6.10), this Agreement will not be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 10.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

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Section 10.8 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Company Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 4, and Article 5, as applicable. The disclosure in any section or paragraph of the Company Disclosure Schedule and the Purchaser Disclosure Schedule qualify other sections and paragraphs in this Agreement only to the extent it is readily apparent on its face that a given disclosure is applicable to such other sections and paragraphs.

Section 10.9 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.10 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement that any other party obtain any bond or provide any security or indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.12 Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought and determined in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Selected Courts”). Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of the Selected Courts in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.12, however, affects the right of any party to serve legal process in any other manner permitted by Law.

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Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.14 Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and Representatives. All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Company or the Purchaser in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Combined Company in full at the Closing, including the fees and expenses of Olshan Frome Wolosky LLP, Baker & McKenzie LLP, Grushko & Mittman, P.C. and Vinson & Elkins LLP. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 10.15 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.15.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic means (including ..portable document format (.pdf) or DocuSign) with the same binding effect as the original.

Section 10.17 Non-Recourse. This Agreement may only be enforced against, and any Proceeding by any Person based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Purchaser, the Merger Sub or the Company and only with respect to the specific obligations set forth herein with respect to the Purchaser, the Merger Sub or the Company. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of the Purchaser, the Merger Sub or the Company, or any of their successors or permitted assigns (each, a “Non-Recourse Party”), will have any Liability for any obligations of the Purchaser, the Merger Sub or the Company under this Agreement or any Ancillary Agreement for any claim based on, in respect of or by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (i) each of the parties hereto hereby waives and releases any and all causes of action or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a party hereto or otherwise impose Liability or other obligation of any party hereto on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each party hereto disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 10.17 shall preclude any party to any Ancillary Agreement from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein). This Section 10.17 is intended to benefit and may be enforced by the Purchaser, the Merger Sub, the Company and each Non-Recourse Party (and each such Person will be a third party beneficiary of this Section 10.17).

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

CREEK ROAD MINERS, INC.:

By:	/s/ John D. Maatta
Name:	John D. Maatta
Title:	Chief Executive Officer

CREEK ROAD MERGER SUB, LLC:

By:	Creek Road Miners, Inc., its sole member

By:	/s/ John D. Maatta
Name:	John D. Maatta
Title:	Chief Executive Officer

Signature Page to

Agreement & Plan of Merger

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PRAIRIE OPERATING CO., LLC

By:	/s/ Gary Hanna
Name:	Gary Hanna
Title:	Member

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Member

Signature Page to

Agreement & Plan of Merger

Exhibit A

Knowledge Persons

A-1: Company Knowledge Persons

●	Gary Hanna
●	Edward Kovalik

A-2: Purchaser Knowledge Persons

●	Paul L. Kessler
●	John D. Maatta

Exhibit A

Exhibit B

Form of Operating Agreement

of Surviving Entity

[Attached.]

Exhibit B

Exhibit C

Form of Lock-Up Agreement

[Attached.]

Exhibit C

Exhibit D

Form of Requisite Purchaser Consent

[Attached.]

Exhibit D

Exhibit E

Form of Purchaser Charter Amendment

[Attached.]

Exhibit E

Exhibit F

Form of Purchaser Amended and Restated Charter

[Attached.]

Exhibit F

Exhibit G

Form of Stockholders Agreement

[Attached.]

Exhibit G

Exhibit H

Restructuring Transactions

Prior to the consummation of the PIPE Financing, the Purchaser shall cause the following Restructuring Transactions to be effected in the order indicated below. The numbers and calculations in this Exhibit H assume a Closing Date of November 30, 2022. Actual conversion numbers to be calculated as of the actual Closing Date once determined by the parties hereto pursuant to Section 2.1.

1.	Preferred Shares. The shares of Series A Preferred, Series B Preferred and Series C Preferred issued and outstanding plus accrued dividends immediately prior to the relevant time of determination will be converted, in the aggregate, into 47,930,044 shares of Purchaser Common Stock.

2.	Convertible Debentures. The Convertible Debentures plus accrued interest outstanding immediately prior to the relevant time of determination will be converted, in the aggregate, into 38,963,313 shares of Purchaser Common Stock.

3.	In-the-Money Warrants. The In-the-Money Warrants outstanding immediately prior to the relevant time of determination will be converted, in the aggregate, into 1,680,107 shares of Purchaser Common Stock (assuming a VWAP of $0.24 on the Closing Date and as calculated in accordance with Section 2 of such In-the-Money Warrant).

4.	Accrued Board Fees. Accrued fees payable to the Purchaser Board in the amount of $88,200 will be converted into 441,000 shares of Purchaser Common Stock.

5.	Accrued Consulting Fees. Accrued consulting fees of the Purchaser in the amount of $240,000 payable to Bristol Capital, LLC will be converted into 1,200,000 shares of Purchaser Common Stock.

6.	Alpha Note. All amounts payable outstanding pursuant to that certain Convertible Promissory Note, dated August 24, 2022, payable by the Purchaser to the order of Alpha Capital Anstalt will be converted into 3,099,807 shares of Purchaser Common Stock.

7.	Creecal Note. All amounts payable outstanding pursuant to that certain Convertible Promissory Note, dated September 8, 2022, payable by the Purchaser to the order of Creecal Holdings LLC will be converted into 1,930,866 shares of Purchaser Common Stock.

8.	Reverse Stock Split. A reverse stock split of Purchaser Common Stock on a ratio between 1-23 and 1-30 shall be effected by virtue of the filing of the Purchaser Charter Amendment (the “Reverse Stock Split”).

Exhibit H

Schedule 1.1(a)

O&G Asset Acquisition Agreement

[Attached.]

Schedule 1.1(a)

Schedule 2.7(b)

Initial Officers of Surviving Entity

1.	Edward Kovalik

2.	Gary Hanna

3.	Craig Owen

4.	Jeremy Hamm

5.	Bryan Freeman

Schedule 2.7(b)

Schedule 2.8(b)(i)

Initial Directors of Combined Company

1. Gary Hanna (Company designee)

2. Edward Kovalik (Company designee)

3. Gizman Abbas (Company designee)

4. Stephen Lee (Company designee)

5. Paul Kessler (Purchaser designee)

Schedule 2.8(b)(i)

Schedule 2.8(b)(ii)

Initial Officers of Combined Company

1.	Edward Kovalik

2.	Gary Hanna

3.	Craig Owen

4.	Jeremy Hamm

5.	Bryan Freeman

Schedule 2.8(b)(ii)

Schedule 7.1(f)

Consents and Governmental Authorizations

Other Corporate Action Notification to the Financial Industry Regulatory Authority with respect to the Reverse Stock Split and contemplated name change pursuant to 17 CFR § 240.10b-17.

Schedule 7.1(f)

Schedule 7.1(g)

Lock-Up Agreements

1.	Edward Kovalik

2.	Gary Hanna

3.	Paul Kessler

4.	John Maatta

5.	Alan Urban

6.	Scott Sheikh

Schedule 7.1(g)